Exhibit 10.10

Tenable Network Security, Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

May 19, 2016

Stephen Riddick

Dear Stephen,

On behalf of Tenable Network Security, Inc., (the “Company”), I am pleased to offer you employment in the position of General Counsel reporting to Stephen Vintz, CFO. This letter sets out the terms of your employment with the Tenable Network Security, Inc., which will start on May 31, 2016.

You will be paid a starting base salary of $250,000.00 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure, which is semi-monthly (the 5th and the 20th). You will be eligible to participate in the Company’s Quarterly Bonus Program, with a target bonus of $150,000.00. The actual bonus earned will be tied to the achievement of the Corporate Plan and your individual objectives as determined by your manager. The Quarterly Bonus is prorated based on your start date and subject to normal payroll deductions and to the terms and conditions of the Company’s discretionary incentive compensation plan in force at that time. You will also be eligible for paid time off, group health, dental, 401 (k) and disability benefits starting the 1st of the month following employment. In addition, you will be enrolled in the employee paid supplemental disability program.

Given the senior nature of this position, Tenable will provide equity as part of your compensation. In that regard, we will request the Board of Directors of Tenable Holdings, Inc. approve a stock option grant for you to purchase two hundred thousand (200,000) shares of Tenable Holdings, Inc. common stock (the “Option”). One-quarter (1/4th) of the Option will vest based on your continued employment on the first year anniversary of your first day of work, with the remainder of the Option vesting one-quarter (1/4th) based on your continued employment on the first day of each anniversary year for the subsequent three (3) years. Your strike price will be determined based on the fair market value of the Company’s common stock at date of grant If at any time between the time the Company enters into a definitive agreement providing for a Change of Control (as defined below) and the closing of such Change of Control, or within twelve (12) months thereafter, you are terminated for other than Cause or you resign for Good Reason then the Option will accelerate (“Equity Incentives”) and be deemed at such time to be vested in full .

1.	Certain Definitions

(a) “Cause” is defined to mean (A) you have been convicted of, or have pleaded guilty or nolo contendere to any felony; (B) you have engaged In misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to you or have performed such material duties with gross negligence or have breached any material term or condition of this Agreement or the Company’s form of Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement which you will be expected to sign, in any case after written notice by the Company of such misconduct, nonperformance, gross negligence, or breach of terms or conditions; or (C) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company.

(b) “Change of Control” will mean : (A) an individual, person, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other entity, together with any affiliate of the foregoing (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (z) a shareholder of the Company as of the date of this Agreement, an immediate family member of such shareholder or a trust or other entity owned solely by or for the benefit of any such persons) (a “Person”) acquires (other than solely by reason of a repurchase of voting securities by the Company) more than 50% of the combined voting power of the Company’s then total outstanding voting securities; (B) there is consummated a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (meaning that such Person is entitled to the benefits of ownership although such Person does have possession of or title to such securities) (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (3) the stockholders of the Company approve a plan of complete liquidation or dissolution; provided, however, that in no event shall an initial public offering of the capital stock of the Company constitute a Change in Control for purposes of this Agreement

(c) “Good Reason” is defined as your resignation as a result of (A) an involuntary reduction in your base salary, other than in a broad based reduction similarly affecting all other members of Company’s executive management, (B) a failure of a successor of the Company to assume the obligations under this Agreement in all material respects, (C) the relocation of your principal place of employment more than fifty(50) miles from its current location, without your consent, (D) the Company’s failure to comply with its material obligations under this Agreement or under any other written agreement with you, (E) a substantial diminution of your duties, authority or responsibilities. Notwithstanding the foregoing, you must provide written notice to the Company within thirty (30) days of your learning of the occurrence of an event which constitutes Good Reason or will constitute Good Reason and the Company has thirty (30) days following receipt of such written notice from you to cure any or all of the foregoing. In order for a resignation to qualify as a resignation for Good Reason, you must resign within sixty (60) days after the end of such thirty (30) day cure period.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In addition, the Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

This agreement and the non-disclosure agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

/s/ Ann E. Burns

Ann E. Burns

VP of Human Resources

I agree to and accept employment with Tenable Network Security Inc., on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will

Date: 5/19/2016	/s/ Stephen Riddick

Stephen Riddick
Enc. IPA/NDA